ActiveCore Announces Acquisition of
                               Twincentric Limited

Toronto, Canada - June 21, 2004 - IVP Technology Corp. (OTCBB: TALL), d.b.a. ActiveCore Technologies, Inc., announced today that it has completed the purchase of all the issued shares of Twincentric Limited, a privately held UK company based near Oxford, UK effective June 21, 2004. The purchase price, approximately USD 350,000, will be satisfied by issuance of ActiveCore shares.

Twincentric is a systems integration company that specializes in products and services for large organizations operating mainframe computer systems which need to support internet and mobile applications. Twincentric has a large number of clients, including Honeywell, Ernst & Young, GE Life, JCB, and Fiat in Europe. In North America the company's client base includes the State of Arizona Superior Court, the State of Oklahoma Employment Security Commission, the Texas Higher Education Coordination Board, and Universal Studios Canada. Solutions provided by Twincentric will provide ActiveCore with a key technology infrastructure platform which will combine with the capabilities of ActiveCore's DynaPortal and ActiveLink products to service the full IT marketplace.

ActiveCore intends to maintain Twincentric Limited as a separate subsidiary which will share resources with the company's current UK subsidiary, ActiveCore Technologies UK Limited. Three new products: Net.Visual(TM), Twincentric's own flagship product; Smart Wells(TM), a product developed by a UK based software development firm specifically for the oil industry market; and Caravel(TM), a product owned by TransTOOLs S.A., will join ActiveCore's technology lineup. Each of these highly successful products represent unique and highly effective solutions to problems encountered by IT professionals in linking mainframe installations to the internet.

Brian J. MacDonald, Chairman of ActiveCore, said "we believe that the addition of Twincentric's existing and growing customer base coupled with their highly experienced and capable staff will allow us to greatly expand our current ActiveCore product and services offerings to large European based companies and provide a lauching pad for MDI Solutions' entry into the European market."

Mr. MacDonald also went on to say "from a shareholder's perspective, the acquisition of Twincentric will add revenues in excess of $1,000,000 and profitability of $500,000 to our current year's results and enable us to achieve the $0.01 earnings per share figure that we have projected for the current fiscal year. Twincentric has a solid recurring revenue stream from ongoing maintenance fees from sale of product in previous years which combine with ongoing services revenues to provide a basis for expansion by ActiveCore into the whole European market. Twincentric has ongoing business partnerships with Bull Computers of France and TransTOOLs S.A. through which ActiveCore will introduce its ActiveLink product."

Tony McGurk, Managing Director of Twincentric, said "we are very excited by the purchase of our company by ActiveCore. The ability to link our technology and customers with ActiveCore's portal and data base integration capabilities will allow us to greatly increase our ability to access the North American
Marketplace. ActiveCore's growing customer base in healthcare, financial services and government provide the perfect market sectors for rapid expansion."

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About Twincentric Limited.
Founded by Tony McGurk in 1998, Twincentric is a leader in providing solutions to mainframe IT installations which enable legacy mainframe systems to interface with the Internet. The company's Net.Visual product is a market leader in allowing existing main frame systems to emulate themselves as web and Internet applications without compromising mainframe security. For information about Twincentric contact Tony McGurk at +44-(0)1993-700610. Detailed information about Twincentric can be found at www.twincentric.com.

About ActiveCore Technologies, Inc.
IVP Technology Corporation, d.b.a. ActiveCore Technologies, Inc. distributes, develops, sells and implements its own "Smart Enterprise" suite of products. These products consist of web portal, enterprise and mobile components and applications which give organizations of all sizes the capability to "integrate, enable and extend" back office systems to connect to customers and stakeholders. ActiveCore also operates under the trade names MDI Solutions, C Comm Communications Inc., and Twincentric Limited. In combination, ActiveCore is able to service clients around the world with any type of IT infrastructure.

SilverBirch Studios, www.silverbirchstudios.com, ActiveCore's mobile games group, develops games for the rapidly growing cell phone and mobile device market. ActiveCore distributes these titles and other licensed products through a variety of channels. These channels include mobile carriers, original equipment manufacturers, web portals and retail distributors. OEM and carrier channels are currently serviced through wireless publishers such as Tira Wireless and Handango.

The company's MDI Solutions Group is a product developer and systems integrator of data management products for the healthcare industry. The company has been engaged under medium term contracts by a number of leading North American hospitals and healthcare providers. MDI develops and deploys products including MD Eye and MD Link, which are specifically designed for healthcare facilities. MDI also distributes other vendors' products that are licensed by ActiveCore Technologies.

For information about ActiveCore, contact Brian J. MacDonald at (416) 252-6200. Detailed information about ActiveCore can be found at www.activecore.com.

Statements contained in this news release regarding IVP Technology Corporation d.b.a. ActiveCore Technologies, Inc. (the "Company") and planned events are forward-looking statements, subject to uncertainties and risks, many of which are beyond the Company's control, including, but not limited to, reliance on key markets, suppliers, and products, currency fluctuations, dependence on key personnel and trade restrictions, each of which may be impacted, among other things, by economic, competitive or regulatory conditions. These and other applicable risks are summarized under the caption "Risk Factors" in the Company's Form SB-2 Registration Statement filed with the Securities and Exchange Commission on December 24, 2003. Forward-looking statements by their nature involve substantial risks and uncertainties, and as a result, actual results may differ materially depending on many factors, including those described above.